Exhibit 10.1

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

AMENDED AND RESTATED EXCLUSIVE LICENSE AGREEMENT

November 30th, 2020

THIS AMENDED AND RESTATED EXCLUSIVE LICENSE AGREEMENT (the

“Amended and Restated Agreement”) dated as of November 30th, 2020 (the “Effective Date”), is made and entered into by and between Longwood University (“Longwood”) having a place of business at 201 High Street, Farmville, VA 23909 and Kiromic Biopharma, Inc. (the “Company”),   a Delaware corporation, with its principal place of business located at 7707 Fannin St, Suite 140, Houston, TX 77054. Longwood and the Company shall be individually referred to as a “Party” and collectively referred to as “Parties” in this Agreement.

RECITALS

WHEREAS, under research programs funded by Longwood through research conducted by Dr. Amorette Barber, who has developed an invention pertaining to "T-cells expressing a chimeric- PD1- CD3zeta receptor reduce tumor burden in multiple murine syngeneic models of solid cancer" which is described and claimed in PCT/US2018/052799 and International publication number WO 2019/067504 as noted in Appendix A. The Company desires to acquire an exclusive license in the License Field to commercially develop and use the Technology covered by Patent Rights. Patent Rights shall mean the Valid Claims of the Patents (described in Appendix A) to the extent that Longwood is legally entitled to grant such rights. Longwood is willing to grant the Company the exclusive global license under the Patent Rights and the Know-How subject to the terms and conditions below;

WHEREAS, Longwood and the Company have previously entered into an Exclusive License Agreement, dated as of March 25, 2020 (the "Original License Agreement"); and

WHEREAS, Longwood and the Company desire to amend and restate the Original License Agreement in its entirety, on the terms and conditions hereinafter set forth. THIS AMENDED AND RESTATED AGREEMENT REPLACES AND SUPERSEDES THE ORIGINAL LICENSE AGREEMENT ENTERED BETWEEN THE PARTIES ON MARCH 25, 2020.

NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree to amend the Original License Agreement as follows:

1.	GRANT AND SCOPE OF LICENSE

1.1	“Product” shall mean any article, device or composition, the manufacture, method, use, or sale of which, in whole or in part, absent the license granted hereunder would infringe, or is covered by, one or more claims of Patent Rights.

1.2	“IP Rights”, “Technology”, or “Longwood IP” shall mean Longwood’s rights in the Patent Applications listed in Appendix A and/or the equivalent of such application including any division, continuation (but not including continuation-in-part) and/or any foreign patent application and/or Letters Patent, and/or the equivalent thereof issuing thereon, and/or reissue, reexamination and/or extension thereof and all associated knowhow.

Exhibit 10.1

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

1.3	“License Field” shall mean all uses of Products for the treatment of Oncology, Autoimmune Diseases, Infectious Diseases, and/or Inflammatory Diseases in humans and/or animals.

1.4	Longwood hereby grants to the Company a worldwide, exclusive, royalty bearing license under Longwood's Patent Rights to research, develop, make, have made, use, have used, import, sell, have sold and otherwise commercialize and exploit any Longwood's rights in PCT/US2018/052799. The grant is binding and confidential at time of signature.

1.5	Longwood hereby grants the Company a right of first refusal (“ROFR”) to purchase all the

assets under the Longwood IP.   If Longwood receives a bona fide offer to purchase the Longwood IP it will notify the Company of the offer and the Company may exercise the ROFR by providing written notice of its decision to match the offer and to exercise the ROFR to Longwood. Promptly, but no more than ten (10) business days, after it has provided such notice to Longwood, Longwood shall deliver to the Company all documents reasonably required by Longwood to assign and transfer all the assets under the Longwood IP and, for any Technology that is not Longwood IP and is instead licensed to Longwood, Longwood shall, assign such licenses to the Company where the foregoing is permitted under the terms of such license. This ROFR will expire five (5) years starting from the effective date of the signing of this Agreement.

2.	PATENT COSTS

2.1	The Company has paid, and Longwood has received a non-refundable Agreement Fee of Fifteen Thousand Dollars ($15,000).

2.2	The Company has reimbursed Longwood Thirty-Seven Thousand Four Hundred Dollars ($37,400) for the estimated fees associated with the filing of the following eight (8) patent applications based on PCT/US2018/052799, and Longwood has made the filings of the following eight patent applications and has copied Company on such filings. The filings are as follows:

(1)	Australia Application *
(2)	Canada Application *
(3)	China Application *
(4)	Europe Application *
(5)	India Application *
(6)	Japan Application *
(7)	Mexico Application *
(8)US Application *

Payments for Country Patent Fees:

$*	Australia Patent costs
$*	Canada Patent costs
$*	China Patent costs
$*	Europe Patent costs

Exhibit 10.1

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

$*	India Patent costs
$*	Japan Patent costs
$*	Mexico Patent costs
$*	US Patent costs
$*	TOTAL

All unused funds will be reimbursed. As of November 30, 2020, the estimated unused funds is expected to be approximately $4,000.

2.3	Company agrees to pay to Longwood Ten Thousand Dollars ($10,000) annual license fee beginning on the first anniversary of the License effective date until the termination of the Agreement or upon the execution of ROFR.

2.4	Company shall pay Longwood, within thirty (30) days of receipt thereof, * percent (*%) of any and all non-royalty income attributable to the Product including without limitation any payment for the sublicensing of any license granted hereunder, or distribution of any Product, including but not limited to up-front license fees, license issue fees, maintenance fees, payments for distribution rights.

2.5	Company agrees to pay to Longwood the following royalty on net sales (including, without limitation, imputed fair market value of transfers) by the Company, its affiliates and sublicensees of Products covered by Patent Rights:

Sales	Percentages*
Aggregate net sales up to and equal to $500 million	* Percent (*%)
Aggregate net sales greater than $500 million and up to and equal to $1 billion	* (*%)
Aggregate net sales greater than $1 billion	* Percent (*%)

* Subject to offsets for royalty paid to third parties

The royalty shall be paid ten (10) years from commencement of sales on a country-by- country basis or expiration of last patent, whichever is later.

2.6	The following milestone payments will be paid by the Company to Longwood within sixty

(60) days upon successfully achieving each milestone event given below for the Licensed Products:

Event	Amount of Payment
After dosing of 1st patient in Phase I trial	$*
After dosing of 1st patient in Phase II trial or pivotal/registration trial	$*
After dosing of 1st patient in Phase III trial	$*
After FDA approval for a Product	$*
First commercial sale for a Product	$*

2.7	Company will have the first right to prepare, file, prosecute, or otherwise handle the rights to the Longwood IP with prior advice and comment from Longwood. In the event that the Longwood decides to abandon certain Longwood IP or any Market Authorization License (“Abandoned IP”), Longwood shall so inform the Company no less than sixty (60) days

Exhibit 10.1

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.
prior to knowingly taking the action or knowingly failing to act, which would cause such abandonment of rights. Should Company choose to continue the prosecution or maintenance of all or a part of said Abandoned IP, Company may choose to pay the cost of such activity and if so, Longwood shall take all commercially reasonable steps to convey such Abandoned IP to the Company in the specific jurisdiction where Company has secured or maintained the proprietary nature of such Abandoned IP.

2.8	Longwood has provided the Company with a spreadsheet showing the status of each of the applications referenced in Section 2.2 and will instruct foreign counsel in each of the foreign countries to correspond directly with the Company or its designated attorneys on prosecution of the respective application subject only to providing Longwood with copies of such communications. Longwood will permit Company to use counsel of its own choosing for the US application and will execute change of address papers for the United States Patent and Trademark Office (the “USPTO”) to direct correspondence the chosen counsel. The Company’s chosen counsel will provide Longwood with copies of all correspondence with the USPTO and with foreign counsel during prosecution of the respective applications.

3.	ADDITIONAL LICENSE TERMS

3.1	If the technology covered by Patent Rights was invented at least in part with federal funding, Company's license would also be subject to the rights, conditions and limitations imposed by

U.S. law including without limitation the royalty-free non-exclusive license granted to the

U.S. government (see 35 U.S.C. § 202 et seq. and regulations pertaining thereto) and any relevant regulations and guidelines, including the NIH Policy and Guidelines for Research Tools (64 Fed. Reg. 28205).

3.2	If the covered technology is improved by Longwood, such "Improvements" shall mean any IP or know-how that is either developed, discovered, or applied as a result of utilizing, implementing, or incorporating the licensed technology of which the new IP will be included in the Agreement under the same terms and conditions as PCT/US2018/052799 with no additional charges to the Company. If the covered technology is improved by the Company, the technology remains and is owned by the Company. If the improvement is done at Longwood and is funded by the Company, such "Improvements" shall be owned by the Company only and is solely the Company’s IP (these shall mean any IP or know-how that is either developed, discovered, or applied as a result of utilizing, implementing, or incorporating the licensed technology of which the new IP will be included in the Agreement under the same terms and conditions as PCT/US2018/052799 with no additional charges to the Company).

3.3	Company controls prosecution and maintenance of the Patent Rights, and Company will be advised by Longwood of all related filings and/or prosecutions made related to licensed IP.

3.4	Company shall have the first right, at its sole discretion, to prosecute infringers of the Patent Rights in the License Field in the License Territory; Longwood has the second right. All settlements require written prior approval of Longwood and the Company. All damages go first to compensating parties for expenses incurred. Damages should be shared equally only if

Exhibit 10.1

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.
Longwood joins and shares expenses.

3.5Company shall use commercially reasonable efforts to develop and commercialize Products, including, but not limited to: Within 12 months of the effective date of the License and annually thereafter, submission of a research and development plan and clinical study strategy to Longwood (the “Development Plan”) with annual updates to follow the initial Development Plan submission to Longwood.

Exhibit 10.1

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

4.	NOTICES

4.1 Any notice or other communication required under or pertaining to this Agreement shall be given by prepaid, first class, registered or certified mail (return receipt requested) or by an express/overnight delivery service provided by a commercial carrier, properly addressed to the other party, as follows:

In the case of Longwood:	In the case of Kiromic:
Roger A. Byrne, Ph.D. Professor of Biology	Maurizio Chiriva Internati, DBSc, PhD Chief Executive Officer
Dean, Cook-Cole College of Arts and Sciences Longwood University 201 High Street, Farmville, VA 23909 (434) 395-2054	Kiromic Biopharma, Inc. 7707 Fannin St, Suite 140 Houston, TX 77054 (806) 549-9087

Notices and payments shall be considered timely if such notices are received on or before the established deadline date or sent on or before the deadline date as verifiable by legibly dated U.S. Postal Service postmark or dated receipt from a commercial carrier. Either party may change its address under this Section by providing notice as set forth herein.

5.	PROMOTIONAL ACTIVITIES

5.1	Neither party shall use the name of the other party or of any trustee, director, officer, staff member, employee, student or agent of the other party or any adaptation thereof in any advertising, promotional or sales literature, publicity or in any document employed to obtain funds or financing without the prior written approval of the party or individual whose name is to be used. For Longwood, such approval shall be obtained from Longwood's Chief Public Affairs Officer.

6.	TERMINATION

6.1	Company shall have the right to terminate this Agreement upon thirty (30) days advance written notice of termination to Longwood. If the Company terminates or seeks to terminate this Agreement on any grounds, then all the rights and Longwood's obligations hereunder will cease and Longwood shall be free to license Patent Rights within or outside of the License Field to any other party.

6.2	If Company fails to faithfully perform any of its obligations under this Agreement, including but not limited to payment of Patent Costs as provided in Section 2.2 and Diligence Requirements as described in Article 4, Longwood may give written notice of default to Company. If Company fails to cure such breach within one hundred and eighty (180) calendar days of default notice from Longwood, the ELA granted to Company under this Agreement will automatically terminate, and Longwood shall have no further obligations hereunder.

Exhibit 10.1

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

6.3	Upon expiration, or terminate on if applicable, of this Agreement, (i) all unreimbursed Patent Costs incurred as of the termination or expiration date, as applicable, shall become immediately due and payable to Longwood, and (ii) all obligations of the parties shall cease, except those that expressly survive termination or expiration of this Agreement.

7.	DISCLAIMER

7.1	LONGWOOD MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND CONCERNING THE PATENT RIGHTS ANO THE RIGHTS GRANTEO HEREUNDER, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, VALIOITY OF PATENT RIGHTS, OR THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE, AND HEREBY DISCLAIMS THE SAME. SPECIFICALLY, ANO NOT TO LIMIT THE FOREGOING, LONGWOOO MAKES NO WARRANTY OR REPRESENTATION (i) REGARDING THE VALIDITY OR SCOPE OF ANY OF THE CLAIM(S), WHETHER ISSUED OR PENDING, OF ANY OF THE PATENT RIGHTS, AND

(ii) THAT THE EXPLOITATION OF THE PATENT RIGHTS OR ANY PRODUCT WILL NOT INFRINGE ANY PATENTS OR OTHER INTELLECTUAL PROPERTY RIGHTS OF LONGWOOD OR OF ANY THIRD PARTY.

8.	MISCELLANEOUS

8.1Longwood shall provide copies for review and approval by the Company of all prior agreement(s) between Longwood and any company, university, or firm that may impact the freedom to operate rights of the Company related to this agreement. Longwood will also provide copies of all intellectual property (IP) documents including any agreements between Longwood and any company, university, or firm related to Longwood IP.

8.2The Parties shall not compete in the Field commercially on the licensed technology or their mechanism of action, however, Longwood shall have freedom to use the technology for education and research purposes.

8.3If there is any Longwood-owned IP that is relevant to the Company’s freedom to operate regarding the licensed technology, the Company should be given rights without additional charges to this IP.

8.4“Confidential Information” shall mean all non-public written, visual, oral and electronic data and information disclosed by one Party (“Discloser”) to the other Party (“Recipient”) under this Agreement that relates to the Discloser’s business, technology, products, processes, techniques, research, development and marketing and is marked as confidential or proprietary or disclosed under circumstances reasonably indicating that it is confidential or proprietary. All Confidential Information (including without limitation all copies, extracts and portions thereof) shall remain the property of Discloser. Except as expressly agreed otherwise by the Parties, Recipient does not acquire any IP rights under any disclosure hereunder except the limited right to use such Confidential Information in accordance with this Agreement. Recipient shall hold all Confidential Information of Discloser in strict confidence and shall not disclose any such Confidential Information to any Third Party except as expressly provided in this Section. Recipient may disclose the Confidential Information of Discloser only to regulatory authorities and employees, agents, contractors, affiliates and actual and potential sublicensees, in all such cases who have a reason to know such information for purposes of Recipient’s performance of its obligations or exercise of its

Exhibit 10.1

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

rights under this Agreement and (except with respect to regulatory authorities) who are bound in writing by restrictions regarding disclosure and use at least as protective of Discloser as the terms and conditions in this Agreement. Recipient shall not use any Confidential Information of Discloser for the benefit of itself or any third party or for any purpose other than to perform its obligations and exercise its rights under this Agreement. Recipient shall take at least the same degree of care that it uses to protect its own confidential and proprietary information and materials of similar nature and importance (but in no event less than reasonable care) to protect the confidentiality and avoid the unauthorized use, disclosure, publication, or dissemination of the Confidential Information of Discloser.

8.5	All references in this Agreement to “$” or “dollars” are to U.S. dollars.

8.6This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof, superseding and merging any prior oral or written understandings between the parties. This Agreement may be modified or amended only in a writing signed by duly authorized representatives of both parties hereto. Company shall not assign this Agreement without the prior written consent of Longwood. If any part of this Agreement is adjudged to  be invalid or unenforceable, the parties intend that such invalidity shall not affect any other provision hereof. Any waiver or failure of either party to assert a right hereunder shall not constitute a waiver or excuse a similar failure in any other circumstance. This Agreement shall be governed by and construed in accordance with the laws of Virginia and each party consents to the exclusive jurisdiction and venue of courts in Richmond, VA, U.S.A. in all disputes relating to this Agreement. Headings in this Agreement are for convenience only and are not intended to be used to interpret or construe this Agreement.

The remainder of this page is intentionally left blank.

Exhibit 10.1

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

IN WITNESS W HERE OF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized representatives as of the Effective Date hereof.

LONGWOOD UNIVERSITYKIROMIC BIOPHARMA, INC.

By: /s/ Larissa M. Smith By: /s/ Maurizio Chiriva Internati

Title: Provost and VP for Academic AffairsTitle: Chief Executive Officer

Name: Larissa M. Smith Name: Maurizio Chiriva Internati, DBSc, PhD

Date: 11/30/20 Date: 12/2/20

Exhibit 10.1

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

APPENDIX A

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